Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 2nd QUARTER LOSS OF $0.07 PER SHARE

Provides guidance for the 3rd quarter of 2009

CITY of INDUSTRY, CA, August 19, 2009 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that the company incurred a net loss in the second quarter of fiscal 2009 (13 weeks ended August 1, 2009) of $3.2 million, or $0.07 per share, compared with a net loss of $0.4 million, or $0.01 per share, in the second quarter of fiscal 2008 (13 weeks ended August 2, 2008). The results for the second quarter of fiscal 2009 and fiscal 2008 include approximately $0.02 and $0.01 per share of expense, respectively, related to ShockHound (www.shockhound.com), the company’s online music site.

Total sales for the second quarter of fiscal 2009 decreased 5.4% to $157.8 million compared to $166.8 million for the second quarter last year. Total company comparable store sales declined 7.7% for the second quarter of fiscal 2009. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
SECOND QUARTER:
Hot Topic	$119.8	-6.0%	-7.5%	-0.6%
Torrid	$38.0	-4.0%	-8.4%	-2.1%
Total Co.	$157.8	-5.4%	-7.7%	-0.9%

At the end of the second quarter of fiscal 2009, the company operated 679 Hot Topic stores and 156 Torrid stores compared to 684 Hot Topic stores and 158 Torrid stores at the end of the second quarter of fiscal 2008. During the second quarter of fiscal 2009, the company opened one Torrid store and closed three Torrid stores. The company also remodeled or relocated five Hot Topic stores during the quarter.

The company issued third quarter (13 weeks ending October 31, 2009) guidance of earnings in the range of $0.11 to $0.13 per diluted share based upon a mid-single-digit decline in comparable store sales. Included in the guidance is expense related to ShockHound (www.shockhound.com), the company’s online music site, of approximately $0.02 per share.

A conference call to discuss second quarter results, business trends, guidance and other matters is scheduled for August 19, 2009 at 4:30 PM (ET). The conference call number is 800-299-7635, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 16121790, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music discovery concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a one-stop, genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests and read music news and editorial content. As of August 1, 2009, the company operated 679 Hot Topic stores in all 50 states and Puerto Rico, 156 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 31, 2009 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended
	Aug. 1, 2009	Aug. 2, 2008
Net sales	$157,793	$166,814
Cost of goods sold, including buying, distribution and occupancy costs	108,135	111,246
Gross margin	49,658	55,568
Selling, general & administrative expenses	55,084	56,722
Loss from operations	(5,426)	(1,154)
Interest income-net	183	413
Loss before benefit for income taxes	(5,243)	(741)
Benefit for income taxes	(2,066)	(291)
Net loss	$(3,177)	$(450)
Loss per share:
Basic and Diluted	$(0.07)	$(0.01)
Shares used in computing loss per share:
Basic and Diluted	44,064	43,756

	Six Months Ended
	Aug. 1, 2009	Aug. 2, 2008
Net sales	$332,917	$325,792
Cost of goods sold, including buying, distribution and occupancy costs	223,129	218,599
Gross margin	109,788	107,193
Selling, general & administrative expenses	113,362	111,034
Loss from operations	(3,574)	(3,841)
Interest income-net	353	787
Loss before benefit for income taxes	(3,221)	(3,054)
Benefit for income taxes	(1,269)	(1,198)
Net loss	$(1,952)	$(1,856)

Loss per share:
Basic and Diluted	$(0.04)	$(0.04)
Shares used in computing loss per share:
Basic and Diluted	44,032	43,736

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Aug. 1, 2009	Aug. 2, 2008
Current Assets:
Cash, cash equivalents and short-term investments	$82,052	$51,652
Inventory	90,363	91,136
Prepaid expenses and other	18,292	18,281
Deferred tax assets	6,213	4,683
Total current assets	196,920	165,752

Property and equipment, net	148,954	164,690
Deposits and other	2,901	1,611
Long-term investments	5,170	10,246
Deferred tax assets	8,440	6,652

Total assets	$362,385	$348,951

Current Liabilities:
Accounts payable	$26,395	$36,611
Accrued liabilities	35,985	34,875
Income taxes payable	910	984
Total current liabilities	63,290	72,470

Deferred rent	34,356	38,901
Deferred compensation liability	2,601	1,368
Income taxes payable	1,850	844
Total liabilities	102,097	113,583

Total shareholders’ equity	260,288	235,368

Total liabilities and shareholders’ equity	$362,385	$348,951

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	Aug. 1, 2009	Aug. 2, 2008
Depreciation and amortization	$18,980	$19,316
Capital expenditures	$13,356	$13,068
Total company store square footage	1,582,500	1,595,700
Hot Topic average store size	1,758	1,756
Torrid average store size	2,493	2,498